Exhibit 10.399

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this "Agreement") is made, entered into and effective as of the 30th day of March, 2015 (the "Effective Date"), by and among Starr Indemnity & Liability Company (“Starr”), Columbia Casualty Company (“Columbia”), Chris Brogdon (“Brogdon”), Connie Brogdon, Kenmetal, LLC, Senior NH, LLC, BAN NH, LLC, Living Center, LLC, and Oak Lake, LLC (collectively, the “Brogdon Parties”), and AdCare Oklahoma Management, LLC, AdCare Health Systems, Inc., AdCare Property Holdings, LLC, and Boyd Gentry (collectively the “AdCare Parties”, which together with the Brogdon Parties are referred to collectively as the “Defendants”). Starr, Columbia, Brogdon, Connie Brogdon, Kenmetal, LLC, Senior NH, LLC, BAN NH, LLC, Living Center, LLC, Oak Lake, LLC, AdCare Oklahoma Management, LLC, AdCare Health Systems, Inc., AdCare Property Holdings, LLC, and Boyd Gentry are sometimes referred to herein individually as a "Party" and referred to collectively herein as the "Parties".
WITNESSETH

In consideration of the mutual covenants, promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Recitations

1.1
The Dispute and the Litigation. Plaintiffs, Troy Clanton (“Clanton”), Rose Rabon (“Rabon”) and South Star Services, Inc. (“SSSI”, which together with Clanton and Rabon are referred to collectively as the “Plaintiffs”) allege that in July 2009 they made an oral agreement with Brogdon whereby Brogdon requested the assistance of Clanton and Rabon and their company, SSSI, in helping Brogdon locate nursing homes to purchase in Oklahoma. Under the terms of the alleged agreement, if the Plaintiffs located the homes and they were purchased by Brogdon, then Brogdon would hire SSSI to manage the homes which would result in SSSI earning five-percent (5%) of the gross revenues of the homes as management fees. Ultimately, the Brogdon Parties and the AdCare Parties collectively purchased approximately twelve (12) nursing homes located in Oklahoma, consisting of three (3) portfolios of nursing homes known as the Blue Dolphin Portfolio, the Harty Portfolio and the Independent Portfolio (collectively, the “Nursing Homes”). SSSI and certain of the Brogdon Parties entered into written Management Agreements with respect to the management of the Blue Dolphin Portfolio. However, the Plaintiffs contend that the management agreements and certain oral agreements were breached and that Plaintiffs did not end up managing the Nursing Homes after they were acquired by certain of the Brogdon Parties and certain of the AdCare Parties. A dispute arose between Plaintiffs and Defendants relating to the Plaintiffs’ claims for lost management fees associated with not managing the Nursing Homes, alleged statements and/or omissions alleged to have been made in connection with a survey conducted by the Oklahoma State Department of Health on one of the Nursing Homes, and damages that Plaintiffs alleged to have incurred as a result of the

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foregoing (all of which is collectively referred to herein as the "Dispute"). A lawsuit was filed relating to the Dispute styled Troy Clanton et al v. Chris Brogdon et al, pending in the United States District Court for the Western District of Oklahoma,and assigned Case No. 13-CV-717-M (the Dispute and lawsuit, collectively, the “Litigation”).

1.2	Insurance.

1.2.1.     Starr issued Policy No. SISIFNL20062713 to AdCare Health Systems, Inc. for the January 1, 2013 to January 1, 2014 policy period (the “Starr Policy”). Brogdon and the AdCare Parties requested coverage under the Starr Policy for the Litigation. In response, Starr, as more fully set forth in correspondence, including letters dated September 10, 2013, January 8, 2015, February 4, 2015, and February 9, 2015 (which are incorporated herein by reference), (i) acknowledged potential coverage for Gentry and potential partial coverage for Brogdon under the Starr Policy for the Litigation, (ii) declined coverage for AdCare Oklahoma Management, LLC, AdCare Health Systems, Inc., and AdCare Property Holdings, LLC under the Starr Policy for the Litigation, and (iii) reserved all of its rights, defenses, or privileges under the Starr Policy with respect to the Litigation. AdCare Health Systems, Inc. disputes Starr’s coverage position (the “Starr Coverage Dispute”).

1.2.2.     Columbia issued Commercial General Liability Policy No. 4034819954 to AdCare Health Systems, Inc. for the January 1, 2013 to January 1, 2014 policy period (the “Columbia Policy”). Defendants other than Connie Brogdon (together, the “Columbia Insureds”) sought coverage under the Columbia Policy for the Litigation. Columbia denied coverage for all counts asserted by plaintiffs in the Litigation except the count for Defamation, which was asserted against Brogdon, AdCare Oklahoma Management, LLC, and Senior NH, LLC, further reserved its right to deny coverage for the Litigation in its entirety on several grounds as more fully set forth in correspondence, including that to Kymberlee Dougherty Tysk dated January 9, 2014 and December 11, 2014 (which are incorporated herein by reference), and took the position that it had no obligation to contribute toward the Underlying Settlement (as defined below) because Plaintiffs in the Litigation were not seeking any monetary amounts in the Underlying Settlement for their Defamation count, and the Columbia Insureds disputed that position and likewise reserved their rights (the “Columbia Coverage Dispute”) (the Starr Coverage Dispute and the Columbia Coverage Dispute, together, the “Coverage Disputes”).

1.3
Resolution. The parties to the Litigation have agreed to settle the Litigation (the “Underlying Settlement”) on terms set forth in a separate settlement agreement (the “Underlying Settlement Agreement”), an executed copy of which is attached to this Agreement as Exhibit A. The Underlying Settlement and the Underlying Settlement Agreement contemplate, among other things, a payment to the plaintiffs in the amount of $2 million (the “Underlying Settlement Payment”). The Parties to this Agreement desire to adjust, compromise and settle all possible claims among each other now or hereafter arising in connection with any of the matters related to the Litigation and the Coverage Disputes. It is the intention and desire of the Parties to this Agreement to fully settle, compromise and resolve, in good faith, all of the differences, disagreements and disputes between each other arising from or in any way related to the Litigation and the Coverage Disputes, and they have agreed to

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settle and compromise those disputes on the terms, and in consideration of the promises, mutual agreements, covenants, and other undertakings, set forth in this Agreement.

2.	Agreement

For full and valuable consideration and on the terms, conditions and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

2.1	Recitals. The recitals above and the definitions and terms therein contained shall be deemed part of this Agreement.
2.2    No Admissions.

2.2.1.     Brogdon, the AdCare Parties, and Starr agree and acknowledge that this Agreement is entered into for the sole purpose of resolving the Starr Coverage Dispute as well as avoiding substantial costs, expenses and uncertain fees associated with such dispute. It is expressly agreed and acknowledged that neither this Agreement, its execution, the performance of any of its terms nor any of its contents shall constitute or be construed or offered as evidence in any proceeding as an admission by Starr of any insurance coverage for Brogdon or the AdCare Parties under the Starr Policy for the Litigation. Any payment made by Starr hereunder shall not be, and shall not be deemed to be, an admission of any liability under any policy of insurance issued by Starr or any affiliated companies.

Connie Brogdon, Kenmetal, LLC, Senior NH, LLC, BAN NH, LLC, Living Center, LLC, and Oak Lake, LLC (collectively, the “Starr non-insureds”) agree and acknowledge: that they are not Insureds (as defined in the Starr Policy) under the Starr Policy; that they have no rights under the Starr Policy; that they have not been assigned any rights under the Starr Policy; and that neither this Agreement, its execution, the performance of any of its terms nor any of its contents shall constitute or be construed or offered as evidence in any proceeding as an admission by Starr of any insurance coverage for the Starr non-insureds under the Starr Policy for the Litigation.

2.2.2. Defendants and Columbia agree and acknowledge that this Agreement is entered into for the sole purpose of resolving the Columbia Coverage Dispute as well as avoiding substantial costs, expenses and uncertain fees associated with such dispute. It is expressly agreed and acknowledged that neither this Agreement, its execution, the performance of any of its terms nor any of its contents shall constitute or be construed or offered as evidence in any proceeding as an admission by Columbia of any insurance coverage for any Defendant under the Columbia Policy for the Litigation. Any payment made by Columbia hereunder shall not be, and shall not be deemed to be, an admission of any liability under any policy of insurance issued by Columbia or any affiliated companies.

Connie Brogdon agrees and acknowledges: that she is not an Insured (as defined in the Columbia Policy) under the Columbia Policy; that she has no rights under the Columbia Policy; that she has not been assigned any rights under the Columbia

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Policy; and that neither this Agreement, its execution, the performance of any of its terms nor any of its contents shall constitute or be construed or offered as evidence in any proceeding as an admission by Columbia of any insurance coverage for Connie Brogdon under the Columbia Policy for the Litigation.

2.3
The Parties’ Contributions to the Underlying Settlement: The Parties agree that the Underlying Settlement Payment will be allocated as follows: $700,000.00 paid by Starr (the “Starr Settlement Contribution”); $700,000.00 paid by Columbia (the “Columbia Settlement Contribution”); and $600,000.00 to be paid by Defendants (the “Defendants’ Settlement Contribution”). Checks for these payments should be issued to Crowe & Dunlevy, P.C. Client Trust Account and Crowe & Dunlevy, P.C. is authorized to deposit said checks into its Client Trust Account and issue checks in payment of the Settlement Amount to Plaintiffs and their counsel Lester, Loving & Davies, P.C. as set forth in the Underlying Settlement Agreement. Starr and Columbia shall pay their respective Settlement Contributions within fifteen (15) days of: (i) receipt by Starr and Columbia of one fully executed copy of this Agreement; (ii) receipt by Starr and Columbia of one fully executed copy of the Underlying Settlement Agreement; and (iii) receipt by Starr and Columbia of written payment instructions, including a W-9. Defendants, jointly and severally, will be fully responsible for remitting the full amount of the Defendants’ Settlement Contribution. Neither Starr nor Columbia will have responsibility to fund any part of the Defendants’ Settlement Contribution. The Parties acknowledge and agree that the Starr Settlement Contribution under the Starr Policy, when paid, will reduce the limit of liability of the Starr Policy. The Parties also acknowledge and agree that the Columbia Settlement Contribution constitutes damages under the Columbia Policy, and, when paid, will reduce the limits of liability of the Starr and Columbia Policies. The Parties further acknowledge and agree that the Starr Settlement Contribution and Columbia Settlement Contribution fully satisfy any and all of Starr’s and Columbia’s respective obligations to the Insureds under their respective Policies in connection with the Underlying Settlement.

2.4
Columbia’s Payment of Claim Expenses. Within thirty (30) calendar days after the dismissal with prejudice of the Litigation, Defendants or Richard Mullins of the law firm McAfee Taft and John Thompson of the law firm Crowe & Dunlevy (“Defense Counsel”) will submit to Columbia final invoices for services rendered by Defense Counsel in the Litigation (the “Final Defense Invoices”). Subject to the Policy’s terms and Continental’s reporting and billing procedures, Continental will review the Final Defense Invoices and will pay all invoiced amounts that constitute “claim expenses”, as that term is defined in the Policy (the “Columbia Defense Payment”). The Parties agree to use their best efforts to resolve any disputes that may arise concerning payment of Defense Counsel’s invoices. The Columbia Insureds acknowledge and agree that the Columbia Defense Payment fully satisfies any and all of Columbia’s obligations to the Columbia Insureds under the Columbia Policy in connection with the defense of the Litigation.

Columbia acknowledges and agrees that it will not seek recoupment, contribution, reimbursement, or any kind of payment, whether on its own behalf or on behalf of others through assignment, from Starr for the Columbia Defense Payment or for any payments Columbia has made or will make to Defense Counsel in the Litigation.

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2.5
Failure of the Underlying Settlement. This Agreement, in its entirety, will be null, void and of no further legal effect if the Underlying Settlement is not completed for any reason, or if the Litigation is not dismissed with prejudice. In that event, neither Starr nor Columbia will have any obligation under this Agreement to pay the Starr or Columbia Settlement Contributions described in Paragraph 2.3 of this Agreement, and Columbia will have no obligation to pay the Columbia Defense Payment described in Paragraph 2.3 of this Agreement, and the Parties will revert to the positions they were in prior to the execution of this Agreement with all rights and remedies available to them under the Starr Policy, Columbia Policy and applicable law, as such rights existed prior to this Agreement. If Starr and/or Columbia already have or has paid the Starr and/or Columbia Settlement Contribution and/or the Columbia Defense Payment at the time the Underlying Settlement fails to be completed, the Defendants agree to repay such payments to Starr and/or Columbia, as appropriate, within three (3) business days of receipt by Crowe & Dunlevy, P.C. of Starr’s and/or Columbia’s written request for return of such payment.

2.6	Mutual Releases.

2.6.1    Subject to Paragraphs 2.5 and 2.6.4 of this Agreement, in consideration of the Starr Settlement Contribution, the Columbia Settlement Contribution and the Columbia Defense Payment, and the promises and releases contained in this Agreement, the Defendants, for and on behalf of themselves and any corporation or other business entity in which any of the Defendants is a principal, partner, or otherwise has a controlling interest, and the Defendants’ or any such business entity’s predecessors, successors, successors in business or interest, affiliates, subsidiaries, parents, divisions, partnerships and joint ventures, and all of the Insureds’ and the other foregoing entities’ respective past, present and future associates, representatives, owners, members, managers, estates, heirs, assigns, insurers, reinsurers, shareholders, creditors, liquidators, administrators, executors, partners, principals, trustees, directors, officers, executives, employees, committee members, advisory board members, volunteers, independent contractors, attorneys, and agents, the foregoing persons’ spouses, and all others acting or claiming by, through, under or in concert with any of the foregoing (hereinafter, collectively, the “Defendants Related Persons and Entities”), hereby release, remise, acquit and forever discharge Starr and Columbia, and their respective predecessors, successors, successors in business or interest, affiliates, subsidiaries, parents, divisions, partnerships and joint ventures, and all of Starr’s or Columbia’s and the other foregoing entities’ respective past, present and future associates, representatives, owners, members, managers, estates, heirs, assigns, insurers, reinsurers, shareholders, creditors, liquidators, administrators, executors, partners, principals, trustees, directors, officers, executives, employees, committee members, volunteers, independent contractors, advisory board members, attorneys, agents, the foregoing persons’ spouses, and all others acting or claiming by, through, under or in concert with any of the foregoing (hereinafter, respectively, the “Starr Related Persons and Entities” and the “Columbia Related Persons and Entities” and, collectively, the “Insurers Related Persons and Entities”), from any and all claims (including without limitation all rights and claims for fraud or misrepresentation, or pursuant to any applicable statute, case law, and/

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or doctrine, for any alleged failure by Starr, Columbia, or any of their respective Related Persons and Entities to effectuate prompt, fair and equitable investigation, defense or settlement of the Litigation or for any actions taken or not taken in connection therewith, or for breach of statutory duties, or for breach of the covenant of or other alleged duties of good faith and fair dealing in connection therewith), debts, duties, benefits, costs, expenses, judgments, settlements, actions, causes of action, demands, obligations, liabilities, promises, acts, agreements, rights, damages (including, but not limited to, compensatory, contractual, bad faith, punitive, exemplary, statutory or extra-contractual damages, or any other damages), losses, attorneys’ fees, or other relief of any kind or character, whether known or unknown, suspected or unsuspected, asserted or unasserted, whether at law or in equity, which the Defendants or any of them, or the Defendants Related Persons and Entities or any of them, now have or may hereafter accrue against Starr, Columbia, or any of the Insurers Related Persons and Entities, by reason of, in connection with, based on, arising out of, related to, or in any way involving, directly or indirectly, (i) the Litigation, (ii) the settlement of the Litigation, (iii) any request(s) for coverage for the Litigation under the Starr Policy, Columbia Policy, or any insurance policy issued by Starr or Columbia or any of their respective affiliates, (iv) the Coverage Dispute, or (v) the facts, circumstances, events, or allegations asserted in or underlying the Litigation. Notwithstanding the foregoing, this release shall not extend to claims for breach of this Agreement or the warranties or representations contained herein.

2.6.2 Subject to Paragraph 2.6.4 of this Agreement, in consideration of the Defendants’ Settlement Contribution and the promises and releases contained in this Agreement, Starr and Columbia, for and on behalf of themselves and the Insurers Related Persons and Entities, hereby release, remise, acquit and forever discharge the Defendants and the Defendants Related Persons and Entities from any and all claims, debts, duties, benefits, costs, expenses, judgments, settlements, actions, causes of action, demands, obligations, liabilities, promises, acts, agreements, rights, damages (including, but not limited to, compensatory, contractual, bad faith, punitive, exemplary, statutory or extra-contractual damages, or any other damages), losses, attorneys’ fees, or other relief of any kind or character, whether known or unknown, suspected or unsuspected, asserted or unasserted, whether at law or in equity, which Starr, Columbia or any of the Insurers Related Persons and Entities now has or which may hereafter accrue against the Defendants or any of them, or the Defendants Related Persons and Entities or any of them, by reason of, in connection with, based on, arising out of, related to, or in any way involving, directly or indirectly, (i) the Litigation, (ii) the settlement of the Litigation, (iii) any request(s) for coverage for the Litigation under the Starr Policy, Columbia Policy, or any insurance policy issued by Starr or Columbia or any of their respective affiliates (iv) the Coverage Dispute, or (iv) the facts, circumstances, events, or allegations asserted in or underlying the Litigation. Notwithstanding the foregoing, this release shall not extend to claims for breach of this Agreement or the warranties or representations contained herein.

2.6.3    Subject to Paragraph 2.6.4 of this Agreement, in consideration of the Starr Settlement Contribution, Columbia Settlement Contribution, Columbia Defense Payment, and the promises and releases contained in this Agreement, Columbia, for and on behalf of itself and the Columbia Related Persons and Entities, and Starr, for

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and on behalf of itself and the Starr Related Persons and Entities hereby release, remise, acquit and forever discharge each other and each other’s Related Persons and Entities from any and all claims, (including without limitation all rights and claims for fraud or misrepresentation, or pursuant to any applicable statute, case law, and/or doctrine, for any alleged failure by Starr, Columbia, or any of their respective Related Persons and Entities to effectuate prompt, fair and equitable investigation, defense or settlement of the Litigation or for any actions taken or not taken in connection therewith, or for breach of statutory duties, or for breach of the covenant of or other alleged duties of good faith and fair dealing in connection therewith), debts, duties, benefits, costs, expenses, judgments, settlements, actions, causes of action, demands, obligations, liabilities, promises, acts, agreements, rights, damages (including, but not limited to, compensatory, contractual, bad faith, punitive, exemplary, statutory or extra-contractual damages, or any other damages), losses, attorneys’ fees, or other relief of any kind or character, whether known or unknown, suspected or unsuspected, asserted or unasserted, whether at law or in equity, which Starr or any of its Related Persons and Entities now has or which may hereafter accrue against Columbia or any of its Related Persons and Entities and which Columbia or any of its Related Persons and Entities now has or which may hereafter accrued against Starr or any of its Related Persons and Entities by reason of, in connection with, based on, arising out of, related to, or in any way involving, directly or indirectly, (i) the Litigation, (ii) the settlement of the Litigation, (iii) any request(s) for coverage for the Litigation under the Starr Policy, Columbia Policy, or any insurance policy issued by Starr or Columbia or any of their respective affiliates, (iv) the Coverage Dispute, or (iv) the facts, circumstances, events, or allegations asserted in or underlying the Litigation. Notwithstanding the foregoing, this release shall not extend to claims for breach of this Agreement or the warranties or representations contained herein.

2.6.4    The Parties intend that the releases in this Paragraph 2.6 constitute mutual releases. Therefore, notwithstanding anything that may be to the contrary in this Paragraph, by this Paragraph, no individual or entity releases any individual or entity that does not release it.

2.7
Representation and Release Related to Payment of the Defendants’ Settlement Contribution. The Defendants, and each of them, hereby agree that they will not seek reimbursement from Starr or Columbia for any part of the Defendants’ Settlement Contribution, and also hereby agree not to seek coverage for any demand, lawsuit or other claim alleging that they, or any of them, have not paid the Defendants’ Settlement Contribution, or any part of it. The Defendants fully release Starr and Columbia from any and all liability related to payment of the Defendants’ Settlement Contribution or any part of it.

2.8
Confidentiality. The Parties hereto agree that the terms of this Agreement shall be confidential and remain so. Although the Parties may disclose merely that the case has been settled, the Parties shall not disclose the terms of this Agreement to any mass media representative or any other third person or entity, other than (a) as required by law or court order; (b) as necessary to enforce this Agreement; (c) as necessary and in confidence to their respective legal counsel, officers, directors, employees, agents, auditors, regulators, insurers, reinsurers, accountants, or financial

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and tax advisors; or (d) as specifically consented to by all other Parties in writing.

2.9
Unknown Claims. Each Party is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters related herein. Nevertheless, it is the intention of the Parties hereto to fully, finally and forever settle all such matters and all claims relative thereto, which now exist or may exist. In furtherance of such intention, the releases referred to in this Agreement shall be given and remain in effect as a full release of all such matters notwithstanding the discovery or existence of any additional or different claims or facts relative thereto. Each Party, on its own behalf and on behalf of its Related Persons and Entities, expressly waives and relinquishes, to the fullest extent permitted by law, the provisions, rights and benefits of any statute, rule, legal doctrine or principle of common law of the United States or any state or other country, which either narrowly construes releases purporting by their terms to release such unknown or underestimated or overestimated claims and/or liabilities in whole or in part, or restricts or prohibits the releasing of such claims and/or liabilities.

3.	Miscellaneous.

3.1
Benefit and Burden. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, executors, administrators, representatives, successors, employees, agents and assigns, and any corporation, partnership or other entity into which any of the Parties may merge, consolidate or reorganize.

3.2
Survival of Provisions of Agreement. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

3.3
Entire Agreement. All agreements, covenants, representations and warranties, express and implied, oral and written, of the Parties hereto concerning the subject matter hereof are contained herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any Party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated agreement. Notwithstanding the foregoing, except as may expressly be provided herein, nothing herein modifies the terms and conditions of the Starr Policy or the Columbia Policy.

3.4
No Assignments. Each Party warrants that it has not assigned, sold, transferred or otherwise disposed of any of the claims, demands, rights or causes of action released in this Agreement, that it is the current holder of all such claims, and that no future assignment or transfer will be made.

3.5	Attorneys’ Fees. Subject to Section 2.4, each Party hereto shall pay his, her or its

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own attorneys’ fees and costs that have been or will be incurred in this matter, except that, in any action for breach of this Agreement, or to enforce the terms of this Agreement, the prevailing party shall be entitled to recover his, her or its reasonable attorneys’ fees and costs.

3.6
Tax Liability. The Parties agree that no Party shall have any responsibility whatsoever to any other Party or to any federal, state, or local taxing authority for the tax liability or consequences, if any, arising from this Agreement.

3.7
Independent Advice of Counsel. All Parties represent and declare that in executing this Agreement they relied solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any representations or statements governing any matter made by any other Parties hereto or by any person representing any of such other Parties hereto.

3.8	Authorization. The Parties represent and warrant that they are duly and lawfully authorized to enter into this Agreement.

3.9	Voluntary Agreement. All Parties further represent and declare that they have carefully read this Agreement and know the contents thereof and that they sign the same freely and voluntarily.

3.10
Captions. Paragraph titles or captions contained in this Agreement are used for convenience or reference only and are not intended to and shall not in any way enlarge, define, limit, extend or describe the rights or obligations of the Parties or affect the meaning or construction of this Agreement, or any provision hereof.

3.11	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Such counterparts, when taken together, shall constitute but one agreement.

3.12
Execution By Facsimile or E-Mail. Execution of this Agreement via facsimile or by e-mail shall be effective, and signatures received via facsimile or by e-mail shall be binding upon the Parties hereto and shall be effective as originals.

3.13
No Construction Against Any Party. Each Party is cooperating in the drafting and preparation of this Agreement. Hence, in any construction being made of this Agreement, the same shall not be construed either for or against any Party.

THIS AGREEMENT is executed effective the date first above written.

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STARR INDEMNITY & LIABILITY COMPANY

By:	/s/
Name:
Title:

COLUMBIA CASUALTY COMPANY

By:	/s/
Name:
Title:

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/s/ Chris Brogdon
Chris Brogdon

/s/ Connie Brogdon
Connie Brogdon

KENMETAL, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

SENIOR NH, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

BAN NH, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

LIVING CENTER, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

OAK LAKE, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

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ADCARE OKLAHOMA MANAGEMENT, LLC

By:	/s/
Name:
Title:

ADCARE HEALTH SYSTEMS, INC.

By:	/s/
Name:
Title:

ADCARE PROPERTY HOLDINGS, LLC

By:	/s/
Name:
Title:

/s/ Boyd Gentry
Boyd Gentry

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